Filed Pursuant to Rule 424(b)(3)
                                       Registration No. 333-32995

                   Prospectus Supplement No. 6
                               to
                Prospectus Dated August 10, 1998,
                       as supplemented by
       Prospectus Supplement No. 1, dated August 10, 1998,
                               and
       Prospectus Supplement No. 2, dated August 13, 1998,
                               and
       Prospectus Supplement No. 3, dated October 7, 1998,
                               and
      Prospectus Supplement No. 4, dated November 9, 1998,
                               and
      Prospectus Supplement No. 5, dated November 13, 1998.
                        _________________

              STIRLING COOKE BROWN HOLDINGS LIMITED
                         Ordinary Shares
                   (par value $0.25 per share)
                       __________________

 See "Risk Factors" beginning on page 10 of the Prospectus dated
    August 10, 1998 for certain considerations relevant to an
               investment in the Ordinary Shares.

  The Ordinary Shares are quoted in the Nasdaq National Market under the symbol "SCBHF".
                      ____________________

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                      _____________________
  This Prospectus Supplement, together with the Prospectus, dated August 10, 1998, as supplemented by Prospectus Supplement No. 1, dated August 10, 1998, Prospectus Supplement No. 2, dated August 13, 1998, Prospectus Supplement No. 3, dated October 7, 1998, Prospectus Supplement No. 4, dated November 9, 1998, and Prospectus Supplement No. 5, dated November 13, 1998, has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the Ordinary Shares related to market-making transactions, at prevailing market prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as a principal or agent in such transactions. See "Plan of Distribution".

                      GOLDMAN, SACHS & CO.
                      ____________________

    The date of this Prospectus Supplement is March 8, 1999.

     This Prospectus Supplement is intended to be read in conjunction with the Prospectus dated August 10, 1998 (the "Prospectus"), as supplemented by Prospectus Supplement No. 1, dated August 10, 1998, Prospectus Supplement No. 2, dated August 13, 1998, Prospectus Supplement No. 3, dated October 7, 1998, Prospectus Supplement No. 4, dated November 9, 1998, and Prospectus Supplement No. 5, dated November 13, 1998. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the same meanings as in the Prospectus.

     On March 8, 1999, the Company filed with the Securities and
Exchange Commission a Current Report on Form 8-K, a copy of which is attached hereto and deemed to be a part hereof.